CERTIFICATE OF INCORPORATION

OF

JINTAI MINING GROUP, INC.

FIRST:  The name of the corporation is Jintai Mining Group, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 615 S. Dupont Highway, in the City of Dover, County of Kent.  The name of its registered agent at such address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (1) 100,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) ( the “Common Stock”), and (2) 1,000,000 shares of blank check preferred stock, $0.0001 par value per share (the “Preferred Stock”).

FIFTH:  The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (“Board of Directors”) is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

                  (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

                  (d) whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (f) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (g) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

                  (h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

                  (i) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: No officer or director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of an officer or director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal.

TENTH: The name and address of the incorporator is Joan Wu, Esq., c/o Gersten Savage LLP, 600 Lexington Avenue, 9th Floor, New York, NY 10022.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11th day of June, 2010.

/s/ Joan Wu
Incorporator